Exhibit 99.1

The Hershey Company Names David J. West
President, Chief Executive Officer and Director

•	Richard H. Lenny Continues as Chairman through 2007
•	Robert H. Campbell to Become Non-executive Chairman on January 1, 2008

HERSHEY, Pa., October 2, 2007 — Following the regularly scheduled meeting today of the Board of Directors of The Hershey Company (NYSE:HSY), the Company  announced that David J. West has been named President, Chief Executive Officer and Director of the Company. Richard H. Lenny will continue as Chairman of the Board and as a Director of the Company until year-end. The Board has appointed Robert H. Campbell, member of Hershey’s Board of Directors and Chairman of the Compensation and Executive Organization Committee, non-executive Chairman of the Board, effective January 1, 2008.

Yesterday, Lenny announced his intention to retire as the Company’s Chairman, President and Chief Executive Officer by the end of 2007. West is currently Hershey’s Executive Vice President, Chief Operating Officer.

West’s appointment as President and Director are effective immediately. He will assume the role of Chief Executive Officer on December 1, 2007, to ensure an orderly transition.

In making the announcement on West, Campbell said, “Dave is a very strong leader with an in-depth knowledge of all aspects of Hershey’s business. He has earned the respect of the financial community, Hershey’s customers, the Company’s employees and the Board of Directors. Dave will work with the management team to ensure the Company continues to execute on its value-enhancing strategy and delivers exceptional shareholder value through core brand growth and disciplined global expansion. On behalf of the board, I congratulate Dave on his new role.”

Commenting on West’s announcement, Lenny said, “Dave and I have worked closely together for the past six years. During this time, Dave has successfully led numerous parts of our business and clearly understands Hershey’s strategic growth drivers. Equally as important, his leadership style reflects a strong sense of collaboration and commitment to people. I’m especially pleased to have Dave as Hershey’s next CEO. He is perfectly suited to take the company to the next level and maintain our commitment to delivering superior shareholder value over the long-term. I look forward to working with Dave to ensure a smooth transition.”

“I am grateful for the confidence that the Board has shown in naming me President and Chief Executive Officer,” West said. “I look forward to working with Rick and other members of our management team as we pursue our shared objective of enhancing shareholder value. I’m honored to be able to lead the employees of this great company who have been so instrumental in my career over the past six years. I look forward to continuing to grow this business with them in the years to come.”

In his current role, West is responsible for the company’s day-to-day operations, including Hershey’s North American Commercial Group, International Commercial Group, and global supply chain activities.

West joined The Hershey Company in May 2001 as Vice President, Business Planning and Development. He was named Senior Vice President, Business Planning and Development, in 2002 and later, promoted to Senior Vice President, Chief Customer Officer. He was named Senior Vice President, Chief Financial Officer, in 2005.

Prior to joining Hershey, West was Senior Vice President, Chief Financial Officer, Nabisco Biscuit and Snacks Group, with responsibility for leading the financial function of Kraft Foods’ biscuits, confections and snacks businesses. He joined Nabisco as Senior Cost Analyst, Planters/Life Savers Company in 1987. During his 14-year career with Nabisco, he served as Vice President, Corporate Strategy and Business Planning, and Director, Investment Analysis, among others. He previously held positions in finance and cost accounting with Wearever Proctor-Silex and Unisys.

A native of the Lehigh Valley, Pa., West received a bachelor’s degree, cum laude, in business administration from Bucknell University, Lewisburg, Pa.

Campbell retired in June 2000 as Chairman of the Board and Chief Executive Officer, Sunoco, Inc., Philadelphia, Pennsylvania, a petroleum refiner and marketer. He is a director of CIGNA Corporation and Vical Incorporated. A Hershey director since 1995, Campbell chairs the Compensation and Executive Organization Committee and is a member of the Audit Committee and Executive Committee. In 2001, Mr. Campbell was named one of “Corporate America’s Outstanding Directors” by the editors of “Corporate Alert.”

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest North American manufacturer of quality chocolate and sugar confectionery products. With revenues of nearly $5 billion and more than 13,000 employees worldwide, The Hershey Company markets such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, and Ice Breakers. Hershey is the leader in the fast-growing dark and premium chocolate segment, with such brands as Hershey’s Special Dark, Hershey’s Extra Dark and Cacao Reserve by Hershey’s. Hershey’s Ice Breakers franchise delivers refreshment across a variety of mint and gum flavors and formats. In addition, Hershey leverages its iconic brands, marketplace scale and confectionery and nut expertise to develop and deliver substantial snacks, including Hershey’s and Reese’s single-serve cookies and brownies, and value-added snack nuts, including Hershey’s Milk Chocolate Covered Almonds and Hershey’s Special Dark Chocolate Covered Almonds. Hershey also offers a range of products to address the health and well-being needs of today’s consumer. Hershey’s and Reese’s Snacksters offer consumers great-tasting snacks in portion-controlled servings, while Hershey’s dark chocolate offerings provide the benefits of flavanol antioxidants. In addition, Artisan Confections Company, a wholly owned subsidiary of The Hershey Company, markets such premium chocolate offerings as Scharffen Berger, known for its high-cacao dark chocolate products, Joseph Schmidt, recognized for its fine, handcrafted chocolate gifts, and Dagoba, known for its high-quality natural and organic chocolate bars. Visit us at www.hersheynewsroom.com.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2006.

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Media Contact:	Kirk Saville	717-534-7641